EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2005, in Amendment No. 2 of the Registration Statement (Form S-1 No. 333-125982) and related Prospectus of Connetics Corporation for the registration of $200,000,000 Principal Amount of 2.00% Convertible Senior Notes, 7,182,000 shares of its common stock and 7,182,000 shares of its Series B Participating Preferred Stock Purchase Rights.

/s/ Ernst & Young LLP

Palo Alto, California
August 24, 2005